Exhibit 99.1


FOR IMMEDIATE RELEASE


ALBERTSON'S, INC. REPORTS PRELIMINARY SALES AND CONFIRMS EARNINGS GUIDANCE


     Albertson's, Inc. (NYSE:ABS) preliminary unaudited sales for the fifty-three week year ended February 3, 2000, reached $37.5 billion, an increase of 4.5% over the fifty-two weeks last year. Total sales for the year increased 5.4% when compared on a fifty-two week basis to the prior year and excluding sales from divested stores from both years.

     Preliminary unaudited sales for the fourteen-week quarter ended February 3, 2000, totaled $9.9 billion, an increase of 5.7% over the thirteen weeks last year. Total sales increased 4.5% when compared on a thirteen-week basis to the same quarter last year and excluding sales from divested stores from both quarters. On a comparable fourteen-week basis, identical store sales increased 2.4% and comparable store sales (which include replacement stores) increased 2.8%.

     "We are pleased with our increased sales momentum and the progress we have made in integrating the operations of American Stores," said Gary Michael, Chairman and CEO of Albertson's, Inc. "We have restored our tracking and projection systems and our merger-related synergies, or cost savings, continue to exceed our original expectations. Consequently, we remain comfortable with consensus earnings estimates (which exclude merger related costs) of $0.70 per share for the fourth quarter."

     Sales and earnings results for the Company's fourth quarter and fiscal year ended February 3, 2000, will be released after the New York Stock Exchange closes on March 14, 2000.

     Albertson's, Inc. is one of the largest retail food and drug chains in the United States. Based in Boise, Idaho, the Company currently operates almost 2,500 retail stores in 37 states across the United States.

     This release contains statements that are forward looking. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause actual results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-Q.

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CONTACT:
Albertson's, Inc., Boise, Idaho
Investor Relations
  A. Craig Olson  208/395-6284
  Renee Bergquist 208/395-6622
Media Relations   208/395-6392